Exhibit 99.1

FOR IMMEDIATE RELEASE

CHICAGO PIZZA & BREWERY, INC. REPORTS A $3,593,000 PROFIT FOR FISCAL 2003, AND A 36.0% INCREASE IN REVENUES TO $103.0 MILLION

Huntington Beach, CA February 26, 2004—Chicago Pizza & Brewery, Inc. (NASDAQ: CHGO) released results for the fourth quarter and year ended December 28, 2003.

Highlights for the fourth quarter of 2003, relative to the same quarter last year, were as follows:

•	Revenues increased 28.7% to $27.0 million

•	BJ’s comparable restaurant sales increased 5.1%

•	Net income increased to $719,000 from a net loss of $393,000

•	Diluted earnings per share of $0.03 after lawsuit settlements

•	New restaurant opened in San Jose, California

Revenues totaled $27,008,000 for the fourth quarter of 2003, an increase of 28.7% as compared to the same period of 2002. Revenues increased primarily due to the 2003 openings of restaurants in Clear Lake, Texas, Addison, Texas, Cerritos, California and San Jose, California, as well as a full quarter of operations from restaurants opened during the fourth quarter of 2002 in Lewisville, Texas and Cupertino, California. Also contributing to revenue growth was an increase in BJ’s same store sales of 5.1% and an increase in Pietro’s same store sales of 2.0% for restaurants opened longer than eighteen months. These increases were partially offset by the closure of the Pietro’s restaurant in Portland, Oregon (Lombard Street) during December 2002 and the BJ’s Portland, Oregon restaurant (Stark Street) during June 2003.

The Company reported net income of $719,000 (or $0.03 diluted earnings per share) for the fourth quarter of 2003 as compared to a net loss of $393,000 (or $0.02 diluted loss per share) for the same period of 2002. Included in fourth quarter 2003 earnings and earnings per share results is a previously announced pre-tax charge of $950,000 for the tentative settlement of a meal and rest period class action case pending in California. The increase in net income quarter over quarter is primarily due to the 28.7% increase in sales combined with a reduction in labor, general and administrative and restaurant opening expenses as a percentage of sales, offset by higher cost of sales and operating expenses as a percentage of sales.

Revenues totaled $102,959,000 for fiscal 2003, an increase of 36.0% compared to fiscal 2002. Revenues increased primarily due to the 2003 openings of restaurants in Clear Lake, Texas, Addison, Texas, Cerritos, California and San Jose, California, as well as a full year of operations from restaurants opened during 2002 in Westlake, California, Oxnard, California, Lewisville, Texas and Cupertino, California. Also contributing to revenue growth was an increase in BJ’s same store sales of 3.3% and an increase in Pietro’s same store sales of 1.7% for restaurants opened greater than eighteen months. These increases were partially offset by the closure of the Pietro’s restaurant in Portland, Oregon (Lombard Street) during December 2002 and the BJ’s Portland, Oregon restaurant (Stark Street) during June 2003.

The Company reported net income of $3,593,000 (or $0.18 diluted earnings per share) for fiscal 2003 as compared to net income of $1,667,000 (or $0.09 diluted earnings per share) for fiscal 2002. Included in the 2003 earnings and earnings per share results is a previously announced pre-tax charge of $950,000 for the tentative settlement of a meal and rest period class action case pending in California, or a net $0.03 per diluted share.

Paul Motenko, Co-CEO, commented, “We are pleased with our continued growth in 2003 and our development outlook for 2004 and beyond. We are on track to open 6 to 7 additional locations in 2004 and believe our profitability will continue to improve as our restaurants mature and we better leverage our general and administrative costs. Additionally, we are off to a strong start in 2004 as our comparable store sales have increased over 8% during the first two periods of 2004.”

2004 Outlook

The Company anticipates 2004 revenues to be between $124 million and $128 million and 2004 diluted earnings per share of $0.30 to $0.33, including an approximate $0.05 per share after-tax gain from the sale of all three Pietro’s restaurants and related assets. Expectations are based on 6 to 7 new BJ’s Restaurant openings in 2004 and comparable restaurant revenue growth of 3.0% to 4.0%. Chicago Pizza & Brewery will have one additional week in fiscal 2004, a 53-week year versus the standard 52-week year, which is reflected in the guidance issued above.

Investor Conference Call and Webcast

Chicago Pizza & Brewery, Inc. will conduct a conference call on its fourth quarter earnings release today, February 26, 2004, at 2:00 p.m. PST. The number to dial for this teleconference is (888) 338-6461. A replay of the conference call will be available through February 29th, 2004 by dialing (877) 519-4471 and entering passcode 4540862.

The Company will also provide an on-line Internet simulcast, as well as a replay, of the conference call. The link to the simulcast and rebroadcast can be found on the Company’s website at www.bjsbrewhouse.com. The rebroadcast will be available following the live broadcast and continue for 30 days.

Chicago Pizza & Brewery, Inc. currently operates 33 casual dining restaurants, some of which incorporate brewpubs. Twenty-one of the restaurants are located in California, with additional locations in Boulder, Colorado, Chandler, Arizona and Lewisville, Clear Lake, Addison and Willowbrook, Texas. In addition, the Company operates six restaurants in Oregon, three of which are Pietro’s (expected to be sold 3/1/04), and has a licensing interest in a BJ’s restaurant in Lahaina, Maui. BJ’s restaurants feature BJ’s award-winning, signature deep-dish pizza, BJ’s own hand-crafted beers as well as a wide selection of appetizers, entrees, pastas, sandwiches, specialty salads and desserts. Visit Chicago Pizza & Brewery, Inc. on the web at http://www.bjsbrewhouse.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking statements” for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the Company’s ability to manage growth and conversions, (ii) construction delays, (iii) restaurant and brewery industry competition and other such industry considerations, (iv) marketing and other limitations based on the Company’s historic concentration in Southern California, (v) consumer trends, (vi) increased food costs and wages, including, without limitation, increases in the minimum wage, (vii) increased energy costs, and (viii) other general economic and regulatory conditions.

Further information concerning the Company’s results of operations for fourth quarter and fiscal 2003 will be provided in the Company’s Form 10-K filing, to be filed with the Securities and Exchange Commission by March 12, 2004.

In addition, the following supplemental information is provided to investors to help gauge the Company’s performance and is not indicative of future results.

For further information, please contact Robert Curran of Chicago Pizza & Brewery, Inc. (714) 848-3747, ext. 260.

Selected Consolidated Financial Data

(Dollars in thousands except for per share data)

	For the Three Periods Ended				For the Years Ended
	December 28, 2003		December 29, 2002		December 28, 2003		December 29, 2002
Statement of Operations Data:
Revenues	$27,008	100.0%	$20,992	100.0%	$102,959	100.0%	$75,705	100.0%
Costs and expenses:
Cost of sales	7,132	26.4	5,417	25.8	27,281	26.5	19,241	25.4
Labor and benefits	9,819	36.4	8,200	39.1	36,828	35.8	28,057	37.1
Occupancy	2,229	8.3	1,729	8.2	7,889	7.7	5,970	7.9
Operating expenses	3,064	11.3	2,285	10.9	11,780	11.4	8,361	11.0
General and administrative	1,967	7.3	2,446	11.7	8,522	8.3	7,782	10.3
Depreciation and amortization	1,058	3.9	883	4.2	3,928	3.8	2,714	3.6
Restaurant opening expense	238	0.9	896	4.3	1,467	1.4	1,717	2.3
Restaurant closing expense	(25)	(0.1)	(8)	—	(25)	—	(8)	0.0

Total cost and expenses	25,482	94.4	21,848	104.2	97,670	94.9	73,834	97.6

Income from operations	1,526	5.6	(856)	(4.2)	5,289	5.1	1,871	2.4
Other income (expense):
Interest income, net	99	0.4	103	0.5	376	0.4	262	0.4
Other income (expense), net	(605)	(2.2)	146	0.7	(228)	(0.2)	414	0.5

Total other income (expense)	(506)	(1.8)	249	1.2	148	0.2	676	0.9

Income (loss) before income taxes	1,020	3.8	(607)	(3.0)	5,437	5.3	2,547	3.3
Income tax expense (benefit)	301	1.1	(214)	(1.0)	1,844	1.8	880	1.2

Net income (loss)	$719	2.7%	$(393)	(2.0)%	$3,593	3.5%	$1,667	2.1%

Net income (loss) per share:
Basic	$0.04		$(0.02)		$0.18		$0.10
Diluted	$0.03		$(0.02)		$0.18		$0.09
Weighted average number of shares outstanding:
Basic	19,427		18,745		19,422		17,273
Diluted	20,660		19,716		20,482		18,775

Selected Balance Sheet Information

(Dollars in thousands)

Balance Sheet Data (end of period):	December 28, 2003	December 29, 2002
Cash, cash equivalents and short-term investments	$26,940	$32,734
Total assets	$83,705	$77,849
Total long-term debt, including current portion	$153	$561
Shareholders’ equity	$71,051	$66,616

Reconciliation of Non-GAAP Financial Measures

The following net income and earnings per share calculations before the class action settlement accrual has not been calculated in accordance with accounting principles generally accepted in the United States. We believe that the presentation of net income (loss) and earnings (loss) per share before the class action settlement accrual provides a useful analysis of our ongoing operating trends and helps investors compare operating performance period to period. (Unaudited, in thousands except per share data)

	For the Three Periods Ended			For the Years Ended
	December 28, 2003		December 29, 2002	December 28, 2003		December 29, 2002
Statement of Operations Data:
Net income (loss), as reported	$719		($393)	$3,593		$1,667
Accrual for meal and rest period settlement	950			950
Tax benefit related to accrual for meal and rest period settlement	(280	)(1)		(322	)(2)

Net income (loss), excluding meal and rest period settlement	$1,389		($393)	$4,221		$1,667

Basic net income (loss) per share:
Net income (loss), as reported	$0.04		($0.02)	$0.18		$0.10
Accrual for meal and rest period settlement	0.05			0.05
Tax benefit related to accrual for meal and rest period settlement	(0.01	)(1)		(0.02	)(2)

Net income (loss) per share, excluding meal and rest period settlement	$0.07		($0.02)	$0.22		$0.10

Diluted net income (loss) per share:
Net income (loss), as reported	$0.03		($0.02)	$0.18		$0.09
Accrual for meal and rest period settlement	0.05			0.05
Tax benefit related to accrual for meal and rest period settlement	(0.01	)(1)		(0.02	)(2)

Net income (loss) per share, excluding meal and rest period settlement	$0.07		($0.02)	$0.21		$0.09

(1)	represents effective tax rate of 29.5% as reported for fourth quarter
(2)	represents effective tax rate of 33.9% as reported for fiscal year 2003